AMENDMENT AND RESTATEMENT TO

ARTICLE VII OF THE ASSET PURCHASE AGREEMENT

This Amendment and Restatement (this “Amendment”) to Article VII of that certain Asset Purchase Agreement (the “APA”) dated December 28, 1988 by and between KOPPERS INC., f/k/a Koppers Industries, Inc., a Pennsylvania corporation (“Purchaser”), and BEAZER EAST, INC., f/k/a Koppers Company, Inc., a Delaware corporation (“Seller”) is made this 15th day of July, 2004 (the “Extension Date”).

RECITALS

A. On December 28, 1988 Purchaser and Seller entered into the APA pursuant to which Purchaser purchased from Seller certain assets of Seller’s Tar and Wood Products Sector (other than the Wolman Division), Building Products Sector (other than the phenolic insulation business of the Commercial Roofing and Insulation Division) and the Woodward, Alabama Coke Facilities.

B. The Purchaser and Seller desire to amend and restate Article VII of the APA in its entirety upon the terms and subject to the conditions set forth in this Amendment; and

C. Capitalized terms in this Amendment not otherwise defined herein have the meanings ascribed to them in the APA.

AGREEMENTS

NOW, THEREFORE, in consideration of the respective representations, covenants, rights and obligations herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1. Amendment. Article VII of the APA, and the portion of the APA’s Table of Contents relating to Article VII, are hereby amended, restated and replaced in their entirety as follows:

TABLE OF CONTENTS

Article VII - Environmental Matters		4

7.01	Definitions	4

7.02	Responsibility and Indemnification by Seller	12
	(a) Indemnification	12
	(b) Permits and Licenses	14
	(c) No Acceleration of Seller’s Obligations	16
	(d) Transportation and Disposal	16
	(e) Purchaser’s Change in Use	17
	(f) Ordinary Wear and Tear	18

7.03	Responsibility and Indemnification by the Purchaser	18
	(a) Purchaser’s Indemnity	18
	(b) Excluded Assets	19

7.04	Additional Payments/Transfers	20
	(a) Woodward Property	20
	(b) Appel/Duckworth Payment	20
	(c) Additional Payment One	21
	(d) Additional Payment Two	21
	(e) Additional Payment Three	21
	(f) Additional Payment Four	21
	(g) Methods of Payment	21
	(h) No Reservation of Claims	21

7.05	Notices, Reports and Past Notices	22
	(a) Notices	22
	(b) NRC Reports	22

7.06	Discharge of Environmental Indemnity	24
	(a) Notification of Claims	24
	(b) Seller’s Acceptance of Majority of Responsibility for Claims 24	24
	(c) Purchaser’s Rights Pending Seller Acceptance	25
	(d) Purchaser’s Rights After Seller Action	25
	(e) Seller’s Acceptance of Less than Majority of Responsibility	26
	(f) Objections by Non-controlling Party	27
	(g) Post-KI Claim Deadline Claims	27
	(h) Environmental Claim Awards	28
	(i) Private Party Suit Defense Costs and Control	30
	(j) Punitive Damages	33
	(k) Soil Management Plans	35
	(1) Conducting Risk Assessments	36
	(m) Risk Assessment Remedies Due to Changed Use	36
	(n) Risk Assessment Assumptions	37
	(o) Technical Assumptions	39

	(p) Final Risk Assessment	40

7.07	Participation Permitted/Communication	40
	(a) General	40
	(b) Communication Procedures	41

7.08	Access and Cooperation	43
	(a) Access to Properties	43
	(b) Quarterly Meetings	44
	(c) Recycling/Reuse of Materials	44
	(d) Groundwater	46
	(e) Additional Capacity Required	47
	(f) Storm Water	48
	(g) Institutional Controls	49
	(h) Compensation to Purchaser for Institutional Controls	51
	(i) Costs and Oversight for Institutional Controls	51
	(j) Remedial Components	52
	(k) Compensation for Remedial Components	53
	(1) Temporary Discontinuance of Groundwater and Storm Water Treatment	54
	(m) Disposal of Wastewater Treatment Facility	54

7.09	Recordkeeping	55

7.10	Limitations on Damages; Set-Off	56
	(a) Limitations	56
	(b) Set-off	57

7.11	Arbitration	57
	(a) Arbitrator	57
	(b) Procedures	57

ARTICLE VII

ENVIRONMENTAL MATTERS

7.01 Definitions. For purposes of this Article VII, the following terms shall have the following meanings:

“Covered Assets” means (a) the Assets and (b) all other assets, properties or sites now or previously owned, operated, leased or used by Seller, its present or past subsidiaries or affiliates, or their respective predecessors in interest, or any person or entity acting on behalf of the Seller, including without limitation all assets, properties or sites used for off-site transport, storage, disposal, or treatment of materials or substances generated or contaminated on or prior to the Closing.

“Environmental Claim” means any liability, cost, expense, loss or damage resulting from any claim for personal injury, property damage or damage to natural resources made, asserted or prosecuted by or on behalf of any third party, including, without limitation, any governmental authority, employee or former employee of any person or entity, or their respective legal representatives, heirs, beneficiaries and estates, relating to the Covered Assets or their operation and either (a) arising or alleged to arise under any Environmental Law (whether now or hereafter in effect) or (b) asserted as a result of actual, threatened or alleged pollution or contamination by, or exposure to, toxic or hazardous substances, pollutants, contaminants or products, raw materials or other chemicals or substances from or on any of the Covered Assets and in each case without regard to the form of action, and whether based on strict liability, gross negligence, negligence, or any other theory of recovery at law or in equity.

“Environmental Cleanup Liability” means liability for or the incurrence of, whether by force of any Environmental Law (whether now or hereafter in effect) or otherwise, any cost, loss, damage (including without limitation punitive damages pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9607(c)(3)), or expense of any nature whatsoever (including interest actually incurred and paid on such amounts) relating to or resulting from containment, removal, remediation, cleanup, or abatement of any deposit, emission, discharge or release of hazardous substances, pollutants or contaminants from or on any of the Covered Assets or their operation, including, without limitation, (a) any costs or expenses for investigation, study, assessment, legal representation, governmental oversight, cost recovery by governmental authorities, financial assurance, or on-going monitoring in connection therewith, (b) any cost, expense, loss or damage incurred with respect to any of the

Covered Assets or their operation as a result of actions or measures necessary to implement or effectuate any such containment, removal, remediation, cleanup or abatement, including without limitation the cost of installation, operation and maintenance of any equipment or facilities installed by or on behalf of Seller for the purpose thereof and (c) the cost for closure and post-closure care of any hazardous waste treatment, storage or disposal facilities (including, without limitation, any associated solid waste management units, whether presently designated or not) including, without limitation, all necessary monitoring, reporting, and remediation and the maintenance of financial assurance in connection therewith.

“Environmental Compliance Cost” means any cost, expense or investment of any nature whatsoever (other than those assumed by Purchaser pursuant to Section 1.02(a)(vi) hereof and other than Pre-Closing Environmental Cleanup Liability) necessary to enable the Assets, with normal operation and maintenance, to comply with all applicable (a) Environmental Laws and (b) laws or regulations relating to the use or removal of asbestos or polychlorinated biphenyls, in each case to the extent in effect and requiring compliance as of the Closing and any loss, damage or expense arising from the failure of the Assets so to comply as of the Closing and accruing until such noncompliance is remedied.

“Environmental Law” means any federal, state or local statute, ordinance, rule, regulation, order, consent decree, judgment or common-law doctrine, and provisions and conditions of permits, licenses and other operating authorizations, other than a Structural Law, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of persons, including employees, to toxic or hazardous substances or other products, raw materials, chemicals or other substances, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities or (d) regulation of the manufacture, use or introduction into commerce of chemical substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal.

“Grenada Litigation” means the following: Fred Beck, et al. v. Koppers Industries, et al., no. 3:03CV60-P-B, in the United States District Court for the Northern District of Mississippi – Western Division; Likisha Booker, et al. v. Koppers Industries, et al., no. 2002-549, in the Circuit Court of Holmes County, Mississippi; Walter Crowder, et al. v. Koppers Industries, et al., no. 2002-0225, in the Circuit Court of Leflore County, Mississippi; Benobe Beck, et al. v. Koppers

Industries, et al., no. 251-03-30CIV, in the Circuit Court of Hinds County, Mississippi; and Lynette Brown, et al. v. Koppers Industries, et al., no. CI2002-479, in the Circuit Court of Washington County, Mississippi.

“North Little Rock Litigation” means Farris Neal Wright v. Koppers Industries, et al., no. CV 2004-506, in the Circuit Court of Pulaski County, Arkansas - Seventeenth Division.

“Operative Pleading” means a complaint, cross-claim, third-party complaint or other pleading by which either Purchaser or Seller is named in legal proceedings, or any amendment to any of the foregoing.

“Pre-Closing Environmental Claims” means all Environmental Claims to the extent arising from alleged acts, omissions, conditions or circumstances occurring or existing prior to or as of the Closing (collectively, “Pre-Closing Conduct”) in connection with the Covered Assets or their operation (or arising from the performance of Seller’s obligations under this Article VII); provided that, with respect to any Environmental Claims, except for any claims arising from alleged off-site transport, storage, disposal or treatment by or on behalf of Seller (for which there shall be no limitation), any claim must be asserted by Purchaser or any third party, including governmental authorities, and must be received by

Seller, not later than 5:00 p.m. on July 14, 2019 (the “KI Claim Deadline”) in order to constitute a Pre-Closing Environmental Claim. Any Environmental Claim for which Seller does not receive a written tender from Purchaser by the KI Claim Deadline shall not constitute a Pre-Closing Environmental Claim, and Seller shall have no obligation to defend or indemnify Purchaser as to such Environmental Claim. After the KI Claim Deadline, Purchaser will have no further right to tender to Seller any Environmental Claim, and Seller shall have no further obligation to defend or indemnify Purchaser from any Environmental Claim, except those Pre-Closing Environmental Claims tendered by Purchaser or any third party prior to the KI Claim Deadline and accepted by Seller in accordance with Section 7.06 of this Agreement. Following the KI Claim Deadline, new parties added to any Operative Pleading comprising a Pre-Closing Environmental Claim will only be considered a part of the original Pre-Closing Environmental Claim if the claims of such new parties are consistent with the gravamen of the original Operative Pleading that comprises the Pre-Closing Environmental Claim.

“Pre-Closing Environmental Cleanup Liability” means any Environmental Cleanup Liability (a) voluntarily undertaken by or on behalf of Seller, (b) required to be undertaken as a result of any third-party action, including without limitation enforcement of an Environmental Law (whether now or hereafter in effect) or prosecution of an Environmental Claim, (c) undertaken pursuant to Section 7.02(b) hereof or (d) subject to the obligations in Section 7.02(c), undertaken by or on behalf of Purchaser pursuant to Section 7.06(c) or 7.06(d) (ii) hereof, in each case to the extent arising from alleged Pre-Closing Conduct (or arising from the performance of Seller’s obligations under this Article VII); provided that, except for any claims arising from alleged off-site transport, storage, disposal or treatment by or on behalf of Seller (for which there shall be no limitation), any claim must be asserted by Purchaser or any third party, including governmental authorities, and must be received by Seller, not later than the KI Claim Deadline in order to constitute a Pre-Closing Environmental Cleanup Liability, Any Environmental Cleanup Liability for which Seller does not receive a written tender from Purchaser by the KI Claim Deadline shall not constitute a Pre-Closing Environmental Cleanup Liability, and Seller shall have no obligation to defend or indemnify Purchaser as to such Environmental Cleanup Liability. After the KI Claim Deadline, Purchaser will have no further right to tender to Seller any Environmental Cleanup Liability, and Seller shall have no further obligation to defend or indemnify Purchaser from any Environmental Cleanup Liability, except those Pre-Closing Environmental Cleanup Liability claims tendered by Purchaser or any third party prior to the KI Claim

Deadline and accepted by Seller in accordance with Section 7.06 of this Agreement.

“Structural Compliance Cost” means any cost, expense or investment necessary to comply with any Structural Law.

“Structural Law” means any federal, state or local statute, ordinance, rule, regulation, order or common-law doctrine and provisions and conditions of permits, licenses and other operating authorizations to the extent relating solely to the physical structure or condition of a building, fixture or other structure (including, without limitation, those relating to the use or removal of asbestos or polychlorinated biphenyls), excluding those to the extent relating solely to (a) pollution or protection of the environment, including natural resources, (b) exposure of persons, including employees, to toxic or hazardous substances or other products, raw materials, chemicals or other substances, (c) protection of the public health or welfare from the effects of by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities or (d) regulation of the manufacture, use or introduction into commerce of chemical substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal.

7.02 Responsibility and Indemnification by Seller.

7.02(a) Indemnification. From and after Closing, Seller shall retain responsibility for and shall defend, indemnify and hold harmless Purchaser and Purchaser’s permitted assigns, and their respective officers, directors, shareholders, employees, agents and representatives (“Purchaser Indemnified Parties”) from and against the following:

(i) Pre-Closing Environmental Cleanup Liability, including any liabilities arising out of remedial activities by Seller, subject to the provisions of Section 7.03(a)(vi);

(ii) Pre-Closing Environmental Claims, including any claims arising out of remedial activities by Seller, subject to the provisions of Section 7.03(a)(vi) and Section 7.06(i); and

(iii) Fines and penalties of any nature whatsoever assessed, levied or asserted against any Purchaser Indemnified Party as a result of a violation or alleged violation of any Environmental Law (whether now or hereafter in effect) to the extent arising from (x) any acts or omissions of Seller or any person or entity acting on behalf of Seller, including acts or omissions with respect to any Pre-Closing Environmental Cleanup Liability or Pre-Closing Environmental Claims, or (y) circumstances or conditions respecting the Assets or their operation and existing prior to or at the Closing;

provided, however, that Seller shall be liable for lost profits of the Business pursuant to clauses (i) through (iii) above only to the extent that Seller’s acts or omissions, including without limitation remediation work directed by Seller, or the failure of Seller to direct remediation work, pursuant to Section 7.02(b) or 7.06(b) hereof, results in a shut-down or substantial impairment of the operation of any production facility included in the Assets and such lost profits shall be calculated on a company-wide basis, subject to Purchaser’s duty to use reasonable efforts to mitigate such lost profits. Lost profits shall, in all cases, include without limitation any loss or damage due to the loss of a customer of Purchaser to the extent loss of such customer is attributable to such acts or omissions of Seller. Notwithstanding the foregoing, Seller shall not be responsible, either pursuant to this Section 7.02(a) or pursuant to Section 7.02(b) hereof, for any internal management costs incurred by any Purchaser Indemnified Party (including without limitation salaries or attorney’s fees) except (A) to the extent that Seller is controlling any responsibility, liability or obligation pursuant to Section 7.02(b) or 7.06(b) hereof and specifically requests that such Purchaser Indemnified Party provide assistance with respect to such responsibility, liability or obligation and such assistance requires that such Purchaser Indemnified Party incur an internal management cost that would not be incurred in the ordinary course of its business or (B) with respect to attorney’s fees, fees incurred by Purchaser while Purchaser is controlling, managing or directing any discussions, proceedings or activities with respect to any responsibility, liability or obligation pursuant to Section 7.06(d) or the last sentence of Section 7.06(e) hereof.

7.02(b) Permits and Licenses. Without limiting the generality of the foregoing Section 7.02(a), the parties have agreed to the following specific procedures:

(i) To the extent permitted by law, Purchaser and Seller agree that (A) to the extent related to Pre-Closing Environmental Claims or Pre-Closing Environmental Cleanup Liability, Seller will undertake all remediation or other work required (within the time periods required) on or with respect to the Assets (including conducting negotiations, making notifications and rendering reports with respect thereto) and will retain responsibility to comply with related financial responsibility and bonding requirements and (B) Purchaser and Seller shall cooperate with the intention of implementing the foregoing.

(ii) Seller agrees that it shall use reasonable efforts to become the primary and exclusive signatory to, and become bound by the terms of, any consent orders, consent decrees, settlements and permits required to be issued after the Closing, in each case to the extent related to Pre-Closing Environmental Claims or Pre-Closing Environmental Cleanup Liability. Seller will provide Purchaser with notice of those situations in which Purchaser may be required to become a signatory to a consent order, consent decree, settlement or permit, and Purchaser shall be given an opportunity to participate in discussions with governmental authorities related to such matters, but solely with respect to those issues which may impose, or impose, obligations on Purchaser under such consent order, consent decree, settlement or permit. Purchaser agrees that if Seller is unsuccessful in becoming the primary and exclusive signatory, and if Purchaser is otherwise required by law, Purchaser will become a signatory to any consent orders, consent decrees or settlements and will become, and maintain its status as, a signatory to any permits required to be issued after the Closing, in each case to the extent related to Pre-Closing Environmental Claims or Pre-Closing Environmental Cleanup Liability.

7.02(c) No Acceleration of Seller’s Obligations. Purchaser agrees that, except as may be reasonably necessary for the operation of the Business (including expansion of the Business), including protection of public health or the environment, in each case to the extent reasonably related to the operation of the Business, it shall not, by voluntary or discretionary action (including, without limitation, moving or disturbing soil currently stored in huts), accelerate the timing or increase the cost of any obligations of Seller under Section 7.02(a) or 7.02(b).

7.02(d) Transportation and Disposal. As of the Extension Date, Purchaser will, subject to the limitations set forth below, assume responsibility for all costs and expenses, including the costs and expenses of the transportation and disposal (“T&D”), necessary to manage of those soils that are excavated or disturbed and required to be managed by Purchaser, whether or not those soils have been contaminated as a result of alleged Pre-Closing Conduct, during Purchaser’s expansion, maintenance, renovation or consolidation of then-existing Purchaser plant operations on any property that constitutes a part of the Assets (collectively, “Purchaser Alterations”). Purchaser’s T&D obligations under this Subsection 7.02(d) do not apply to soils located beyond or deeper than those soils excavated or disturbed and required to be managed during

Purchaser Alterations. Seller will be responsible for all costs and expenses necessary to manage soils during its management of Pre-Closing Environmental Cleanup Liabilities and Pre-Closing Environmental Claims for which it has accepted responsibility, including T&D of such soils. The parties further agree that, if a cost-effective alternative method to off-site disposal is available with respect to such soils managed by Seller (including, but not limited to, on-site storage, moving, treatment or replacement) and such method is in compliance with all applicable laws, regulations, rules, orders and decrees and does not unreasonably interfere with the ordinary course of the Business, the parties shall implement such alternative method. Prior to implementing any material Purchaser Alteration, Purchaser will notify Seller of Purchaser’s impending activities that may materially affect Seller’s obligations hereunder, Purchaser agrees that, in the designing and locating of all Purchaser Alterations, it will cooperate with Seller to mitigate the cost of Seller’s obligations hereunder.

7.02(e) Purchaser’s Change in Use. Seller shall have no liability for indemnification under this Section 7.02 to the extent such liability arises as a result of a change in the use of the Asset concerned to a purpose unrelated to the Business and businesses reasonably related thereto.

7.02(f) Ordinary Wear and Tear. Except as set forth in Section 7.08(e) hereof, in no event shall Seller have any obligation to repair or replace any plant, equipment, buildings, fixtures or other structures constituting part of the Assets that must be repaired or replaced because they have become used, worn or obsolescent in the ordinary course of business.

7.03 Responsibility and Indemnification by the Purchaser.

7.03(a) Purchaser’s Indemnity. From and after the Closing, Purchaser shall assume responsibility for and shall defend, indemnify and hold harmless Seller and its respective officers, directors, stockholders, employees, agents and representatives (“Koppers Indemnified Parties”) from and against the following:

(i) Environmental Compliance Costs as to which a claim is asserted more than one year after the Closing (unless the noncompliance causing such Environmental Compliance Cost was not ascertainable by Purchaser after diligent inquiry during such one-year period);

(ii) Environmental Cleanup Liability other than Pre-Closing Environmental Cleanup Liability;

(iii) Environmental Claims other than Pre-Closing Environmental Claims, subject to the provisions of Section 7.06(i);

(iv) Structural Compliance Costs;

(v) except to the extent retained by Seller in Section 7.02(a), fines and penalties of any nature whatsoever assessed, levied or asserted against any Koppers Indemnified Party to the extent that they are the result of a violation or alleged violation of any (A) Environmental Law (whether now or hereafter in effect) to the extent arising from (x) the acts or omissions of Purchaser, or any person or entity acting on behalf of Purchaser, or (y) circumstances or conditions respecting the Assets or their operation and arising after the Closing or (B) any Structural Law; and

(vi) Any and all Post-KI Claim Deadline Claims, as this term is defined in Section 7.06(g) below.

7.03(b) Excluded Assets. None of the environmental responsibilities, liabilities or obligations assumed by, nor the indemnification obligation of, Purchaser herein shall include or extend to any responsibilities, liabilities or obligations of any nature whatsoever arising from assets, properties or sites now or previously owned, operated or used by Seller, other than the Assets, except to the extent that such assets, properties or sites are operated or used (whether as disposal sites or otherwise) by Purchaser in any way after the Closing.

7.04 Additional Payments/Transfers. In consideration of Seller’s undertakings in this Article VII, Purchaser will compensate Seller with a total of seven million dollars ($7,000,000) as follows:

7.04(a) Woodward Property. Within fifteen (15) days of the Extension Date, Purchaser will deed over to Seller all Purchaser’s right, title and interest in approximately eighty three (83) acres of property at 2134 Koppers Drive in Dolomite, Alabama known as the Woodward Coke plant site, as well as any and all privileges, rights, easements and appurtenances thereto. On such date, Purchaser will execute all documents necessary to effect that transfer of title. The parties have valued the Woodward Coke property at Two Hundred and Seventy Thousand Dollars ($270,000).

7.04(b) Appel/Duckworth Payment. On the Extension Date, Purchaser will deliver to Seller an executed document releasing Seller from any claim by Purchaser for, and from any obligation whatsoever to pay Purchaser, any additional attorney fees in connection with the defense of the litigation captioned Appel et al. v. Beazer East, Inc. et. al. (Civil Action No. 98-C-2847) (“Appel”) and the litigation captioned Duckworth et. al. v. Beazer East, Inc. et. al. (Civil Action No. 98-C-3216 through

3219) (“Duckworth”) in which both Seller and Purchaser were party-defendants. The parties have valued the Purchaser’s claim for attorneys’ fees for the Appel and Duckworth litigation at Fifty Six Thousand Dollars ($56,000) .

7.04(c) Additional Payment One. On the Extension Date, Purchaser will pay Seller One Million Six Hundred and Seventy Four Thousand Dollars ($1,674,000).

7.04(d) Additional Payment Two. On July 1, 2005 Purchaser will pay Seller Two Million Dollars ($2,000,000).

7.04(e) Additional Payment Three. On July 1, 2006 Purchaser will pay Seller Two Million Dollars ($2,000,000).

7.04(f) Additional Payment Four. On July 1, 2007 Purchaser will pay Seller One Million Dollars ($1,000,000).

7.04(g) Methods of Payment. All such payments will be made in immediately available funds in cash, certified check or by bank wire transfer.

7.04(h) No Reservation of Claims. Purchaser and Seller hereby represent and warrant to each other that neither has received any notice of Environmental Claims or Environmental Cleanup Liability relating to the Assets that they have not asserted prior to the Extension Date nor do they have actual knowledge of any Environmental Claims, Environmental Clean-up Liability or demands for contribution relating to any of the foregoing, which would, on the basis of the facts and the law existing as of the Extension Date, be the basis of claims to be asserted against the other pursuant to the terms of this Agreement. The parties agree that all claims set forth in the Grenada Litigation and the North Little Rock Litigation are deemed asserted and accepted by the parties under the terms of this Agreement.

7.05 Notices, Reports and Past Notices.

7.05(a) Notices. Upon receiving notice or obtaining information that a claim or proceeding has been or may be commenced or initiated against or by one of the parties to this Agreement which may give rise to any liability on the part of the other party under this Article VII, the party receiving such notice or obtaining such information shall promptly provide notice thereof to the other party which might incur liability under this Article VII. Such notice shall be by any reasonable means but, if not in writing, shall be followed within five working days by written notice of the claim or proceeding. Notwithstanding the foregoing, the failure to give such notice shall not release any party from its obligations under this Article VII except to the extent that such failure prejudiced the party entitled to such notice.

7.05(b) NRC Reports. On an annual basis, each party hereto shall provide to the other party a copy of all information or reports that are required to be reported by such party to the National Response Center (“NRC”) or other federal, state or local governmental authority concerning all spills, discharges and other releases of hazardous substances into the environment that are related to the Assets or the Business. In addition, on an annual basis, Purchaser shall provide a written summary to Seller of all other known spills, discharges and other releases of any substances into the environment that are related to the Assets or the Business, and which are released after the Closing in such quantity or at such location as to present a reasonable potential for an exacerbation of contamination attributable to alleged Pre-Closing Conduct. Seller agrees that it shall keep all such summaries confidential and will not disclose any such summary except to the arbitrators in connection with an arbitration pursuant to this Article VII or under legal compulsion. With each annual summary, Purchaser shall provide to Seller copies of all photographs depicting any such event to the extent available.

7.06 Discharge of Environmental Indemnity.

7.06(a) Notification of Claims. In the event that any Purchaser Indemnified Party notifies Seller of any responsibility, liability or obligation that may be subject to Seller’s indemnification obligation under this Article VII, Seller shall have 75 days from the date of receipt of notice within which to acknowledge and assume all or a portion of the responsibility, liability or obligation asserted. During such 75-day period, Purchaser shall not take any action or incur any expenses with respect to such responsibility, liability or obligation except to the extent such action or incurrence is (i) legally required, (ii) reasonably necessary for the operation of Purchaser’s business, including protection of public health or the environment, in each case to the extent reasonably related to the operation of the Business or (iii) approved by Seller, which approval shall not be unreasonably withheld.

7.06(b) Seller’s Acceptance of Majority of Responsibility for Claims. If Seller agrees within such 75-day period to assume not less than 51% of the estimated responsibility, liability or obligation and provides written acknowledgment thereof to the Purchaser Indemnified Party, then except as set forth in Section 7.06(i) for Private Party Suits, Seller shall have the right to control, manage and direct all discussions, proceedings and activities regarding the satisfaction and discharge of such responsibility, liability or obligation. Purchaser shall reimburse Seller or otherwise pay its share, if any, of the costs and expenses of such responsibility, liability or obligation on a current basis as such costs and expenses are incurred.

7.06(c) Purchaser’s Rights Pending Seller Acceptance. Notwithstanding the foregoing clause (b), if any action or omission of Seller pursuant to such clause (b) would cause a shut-down or substantial impairment of the Business, Purchaser shall have the right to approve such action, which approval shall not be unreasonably withheld, or request Seller to remedy such omission, which request shall not be unreasonably denied. If a dispute arises with respect to (i) whether Purchaser has the right pursuant to this clause (c) to approve any action or request that Seller remedy any omission or (ii) whether Purchaser unreasonably withheld any such approval or Seller unreasonably denied any such request, neither Purchaser nor Seller shall be entitled to take any action with respect to such disputed matter (including, without limitation, reaching agreement with any governmental authority or third party, except as provided in Section 11.10 hereof) until such dispute is resolved as provided herein.

7.06(d) Purchaser’s Rights After Seller Action. Notwithstanding the foregoing clause (b), Purchaser shall be entitled to control, manage and direct discussions, proceedings and activities regarding any responsibility, liability or obligation if Seller fails to satisfy such responsibility, liability or obligation after (i) Seller has exhausted all remedies or appeals (judicial, administrative or otherwise) with respect to such responsibility, liability or obligation or (ii) Seller has specifically agreed in writing to satisfy such responsibility, liability or obligation in the manner Purchaser asserts such responsibility, obligation or liability should be satisfied. If a dispute arises with respect to whether Purchaser has the right pursuant to this clause (d) to control, manage and direct discussions, proceedings and activities regarding any such responsibility, liability or obligation, neither Purchaser nor Seller shall be entitled to take any action with respect to such disputed matter (including, without limitation, reaching agreement with any governmental authority or third party, except as provided in Section 11.10 hereof) until such dispute is resolved as provided herein.

7.06(e) Seller’s Acceptance of Less than Majority of Responsibility. If Seller does not assume 51% or more of any responsibility, liability or obligation pursuant to Section 7.06(b) hereof, except as set forth in Section 7.06(i) for Private Party Suits, Purchaser shall have the right to control, manage and direct all discussions, proceedings and activities regarding the satisfaction and discharge of such responsibility, liability or obligation. Seller shall reimburse Purchaser or otherwise pay its share, if any, of the costs and expenses of such responsibility, liability or obligation on a current basis as such costs and expenses are incurred.

7.06(f) Objections by Non-controlling Party. If any party hereto that is not controlling, managing and directing discussions, proceedings and activities regarding any responsibility, liability or obligation (the “Non-controlling Party”) disputes a claim by the party that is so controlling, managing and directing that the Non-controlling Party is liable for any portion of such responsibility, liability or obligation, the Non-controlling Party shall not be required to contribute to or fund the portion of the responsibility, liability or obligation that is in dispute until such dispute is resolved as provided herein.

7.06(g) Post-KI Claim Deadline Claims. Seller shall have the right to tender to Purchaser any Environmental Claim or Environmental Cleanup Liability that either does not constitute a Pre-Closing Environmental Claim or a Pre-Closing Environmental Cleanup Liability, or that is a claim that Seller receives pertaining to the Assets after the KI Claim Deadline (a “Post-KI Claim Deadline Claim”), and Purchaser will accept the tender by Seller of any Post-KI Claim Deadline Claim, and will address any such claim, defend Koppers Indemnified Parties against any such claim and indemnify and hold harmless Koppers Indemnified Parties against the consequences of such a claim, except as provided below. Consistent with the provisions of Section 7.03(b), Purchaser shall have the right to tender to Seller any lawsuit and/or claim not pertaining to the Assets at any time, including after the KI Claim Deadline. Purchaser will pay all defense costs and any compensatory damage award rendered against Purchaser and/or Seller and any punitive damages award rendered against Purchaser in any Post-KI Claim Deadline Claim, but Seller may defend or aid in the defense against any punitive damages allegations against Seller in accordance with the provisions of Section 7.06(j), and Seller will pay any punitive damages award rendered against Seller in any proceeding relating to such a Post-KI Claim Deadline Claim, subject to and as more particularly addressed in Section 7.06(j) below.

7.06(h) Environmental Claim Awards. Each of Seller and Purchaser will pay whatever settlement amount they can individually negotiate with a third party or a governmental authority and any judgment amount (including punitive damages subject to and as set forth in Section 7.06(j)) awarded against them individually with respect to Environmental Claims that are caused by Pre-Closing Conduct and/or caused by acts, omissions, conditions or circumstances to the extent occurring or existing following the Closing (collectively “Post-Closing Conduct”) and that are pending as of the Extension Date or tendered before the KI Claim Deadline and, in each case, accepted pursuant to this Section 7.06, As between Seller and Purchaser, however, if either party disputes with the other party a judgment concerning an Environmental Claim as being inconsistent with an allocation based on the Pre-Closing Conduct as against the Post-Closing Conduct, either party may commence an arbitration pursuant to Section 7.11 to determine the amount of the judgment that should be allocated to each party. In an Environmental Claim that is a lawsuit and/or claim pertaining to the Assets brought by a party other than a governmental authority (a “Private Party Suit”), or in a lawsuit and/or claim pertaining to the Assets brought by a governmental authority, in which only one of the two parties is named, if the named party disputes a judgment in the suit as being inconsistent with an allocation based on the Pre-Closing Conduct as against the Post-Closing Conduct, the named party may commence an arbitration pursuant to Section 7.11 to determine the amount of the judgment that should be allocated to each party. The only issue before the arbitrator in the arbitrations under this Section 7.06(h) would be how much of the judgment should be allocated to the Pre-Closing Conduct and how much should be allocated to the Post-Closing Conduct. Except as set forth in Section 7.06(j), Seller will pay 100% of the amount allocated to Pre-Closing Conduct and Purchaser will pay 100% of the amount allocated to Post-Closing Conduct as determined by the arbitrator. The arbitrations described in this subsection shall be the sole and exclusive remedy for a party’s allocation or objection to the allocation of any judgment awarded against it in connection with Private Party Suits as described in Section 7.06(i) .

7.06(i) Private Party Suit Defense Costs and Control. Notwithstanding the provisions of Sections 7.06(b) and 7.06(e), and subject to the provisions set forth within the definition of “Pre-Closing Environmental Claims,” the following provisions shall apply to Private Party Suits on and after the Extension Date:

(1) In a Private Party Suit in which either or both of Purchaser and Seller are named as parties to the proceeding, Purchaser shall pay one hundred percent (100%) of the applicable fees, expenses and costs of the defense (“Defense Costs”) related to those allegations which are solely of Post-Closing Conduct.

(2) In a Private Party Suit in which both Purchaser and Seller are named parties to the proceeding, Seller and Purchaser shall each pay fifty percent (50%) of the Defense Costs related to those allegations which are not solely of Post-Closing Conduct, without regard to how much of such Defense

Costs relate to alleged Pre-Closing Conduct as opposed to alleged Post-Closing Conduct. If Purchaser settles with plaintiffs or is otherwise dismissed from the Private Party Suit, Purchaser shall continue to pay fifty percent (50%) of such Defense Costs to defend Seller, until the Private Party Suit is finally resolved, whether by settlement, trial or appeal.

(3) In a Private Party Suit in which only Purchaser is named as a party to the proceeding, Purchaser shall defend and shall pay one hundred percent (100%) of the Defense Costs. Purchaser shall not join Seller in such a Private Party Suit. If Seller is later named as a party to the proceeding, responsibility for payment of Defense Costs incurred on and after the date on which Seller is joined shall be as determined under Sections 7.06(i)(1) and 7.06(i)(2), until the Private Party Suit is finally resolved, whether by settlement, trial or appeal.

(4) In a Private Party Suit in which only Seller is named as a party to the proceeding, Seller and Purchaser shall each pay fifty percent (50%) of the Defense Costs related to those allegations which are not solely of Post-Closing Conduct, without regard to how much of such Defense Costs relate to alleged Pre-Closing Conduct as opposed to alleged Post-Closing Conduct. Such sharing of the Defense Costs shall continue until the Private Party Suit is finally resolved, whether by settlement, trial or appeal. Seller shall not join Purchaser in such a Private Party Suit.

(5) The allocation of Defense Costs between Purchaser and Seller determined in accordance with this Section 7.06(i) shall be final and not subject to reallocation through arbitration or otherwise.

(6) In Private Party Suits in which either Seller alone or both Purchaser and Seller are named as parties to the proceeding, the control of the defense shall be as follows: Seller shall control the defense of matters relating to allegations of Pre-Closing Conduct and Purchaser shall control the defense of matters relating to allegations of Post- Closing Conduct. In both cases, such control includes the right to choose counsel. In the event the allegations relate to both Pre-Closing Conduct and Post-Closing Conduct, Seller and Purchaser shall cooperate to attempt to reach agreement on the manner of the defense. If they cannot agree, they shall submit the matter to a law firm mutually selected by them, for an expedited determination of who shall control the defense of the particular issue. Seller and Purchaser agree to be bound by the decision of the law firm.

7.06(j) Punitive Damages.

(1) Except as otherwise set forth in this Section 7.06(j), each party will pay in perpetuity all punitive damages awarded against it in Private Party Suits and each party will have the right to reallocate punitive damages awarded through a subsequent arbitration.

(2) From and after the Extension Date, including after the KI Claim Deadline, Purchaser shall provide written notice to Seller of any Private Party Suit seeking punitive damages relating to alleged Pre-Closing Conduct, in which Purchaser has been served and in which Seller is not named as a party. In the event that Seller receives such notice, Seller shall have the right, but not the obligation, at its sole option and at its sole cost, to control the defense against any allegations of punitive damages relating to alleged Pre-Closing Conduct through counsel of its own choosing, or to assist in the defense against such allegations through counsel of its own choosing or through Purchaser’s counsel. If Purchaser fails to provide the written notice required by the second sentence of this Section 7.06(j)(2) and Seller’s defense is prejudiced by such failure to provide notice, Seller shall not be responsible for the payment of punitive damages, and Purchaser shall be responsible for such punitive damages. If Purchaser and Seller disagree concerning whether Seller has been prejudiced by a failure to provide such notice, Seller or Purchaser may commence an arbitration proceeding pursuant to Section 7.11 to determine whether such a failure has prejudiced Seller’s defense. The only issue before the arbitrator in any arbitration under this Section 7.06 (j)(2) shall be whether Seller’s defense has been prejudiced by a failure of Purchaser to provide the notice required by this Section 7.06(j)(2).

(3) From and after the Extension Date, including after the KI Claim Deadline, Seller shall provide written notice to Purchaser of any Private Party Suit seeking punitive damages relating in whole or in part to alleged Post-Closing Conduct, in which Seller has been served and in which Purchaser is not named as a party. In the event that Purchaser receives such notice, Purchaser shall have the right, but not the obligation, at its sole option and at its sole cost, to control the defense against any allegations of punitive damages relating solely to alleged Post-Closing Conduct through counsel of its own choosing, or to assist in the defense against such allegations through counsel of its own choosing or through Seller’s counsel, if any. If Seller fails to provide the written notice required by the second sentence of this Section 7.06(j)(3) and Purchaser’s defense is prejudiced by such failure to provide notice, Purchaser shall not be responsible for the payment of punitive damages, and Seller shall be responsible for such punitive damages. If Seller and Purchaser disagree concerning whether Purchaser has been prejudiced by a failure to provide such notice, Purchaser or Seller may commence an arbitration proceeding pursuant to Section 7.11 to determine whether such a failure has prejudiced Purchaser’s defense. The only issue before the arbitrator in any arbitration under this Section 7.06(j)(3) shall be whether Purchaser’s defense has been prejudiced by a failure of Seller to provide the notice required by this Section 7.06(j)(3).

(4) In a Private Party Suit that is a Post-KI Claim Deadline Claim seeking punitive damages against either Seller or Purchaser relating to alleged Pre-Closing Conduct, Purchaser will use reasonable efforts to defend against such allegations of punitive damages, regardless of whether Seller elects, in accordance with Section 7.06(j)(2), to control the defense against such allegations, to assist in the defense against such allegations, or to do neither.

7.06(k) Soil Management Plans. Beginning on the Extension Date, with input from Purchaser, Seller may develop a soil management plan (“SMP”) for each facility that is a part of the Assets. Purchaser will receive drafts of the SMP for review and comment before Seller’s submission to the governmental authority. The SMP will identify those areas of each such facility where it is applicable. The parties will work in good faith and make all reasonable efforts to: (i) develop an SMP that does not unreasonably interfere with the Purchaser’s operations; (ii) limit the size of the area in which an SMP is required to the process area and within such process area to the smallest area acceptable to the governmental authority; (iii) convince the governmental authority to accept the SMP; and (iv) negotiate any site-specific modifications to the SMP.

7.06(l) Conducting Risk Assessments. From and after the Extension Date, when Seller is required to conduct or modify a risk assessment for one of Purchaser’s sites constituting a part of the Assets, it will do so in accordance with applicable regulations and guidance, and with the requirements agreed to by Seller and the governmental authority involved. Seller will direct and control all discussions and negotiations regarding the risk assessment with the governmental authority. Seller will promptly notify Purchaser that a risk assessment will be conducted or modified. Except as otherwise specifically set forth herein or as reasonably necessary for the operation of the Business, Purchaser will not take any voluntary or discretionary action that will increase or accelerate Seller’s costs of the risk assessment or the resulting remedial investigation or remedial action.

7.06(m) Risk Assessment Remedies Due to Changed Use. In conducting a risk assessment, Seller may assume that the future site use will be the same as the then-current site use. Purchaser may alter or expand its current operations or work practices. However, if Purchaser later relocates, installs buildings, equipment or storage areas, or changes work practices, and Purchaser demonstrates by risk assessment calculations that the subsequent relocation, installation or modification presents or will present a level of risk that a governmental authority would find must be addressed due to the existence of Pre-Closing contamination, Seller will address the risk, including T&D of the soils excavated or disturbed and required to be managed if the remedial approach includes off-site disposal, except for soils managed by Purchaser during Purchaser Alterations where soils excavated or disturbed and required to be managed by Purchaser Alterations will be Purchaser’s responsibility. Such Purchaser demonstration will be conducted consistent with all of the assumptions and methodologies utilized by Seller in the prior risk assessment, except that any Default Assumptions (as defined in Section 7.06(n) below) utilized by Seller will be modified to model the new use.

7.06(n) Risk Assessment Assumptions. Seller and Purchaser have agreed on certain default risk assessment assumptions, which are attached hereto as Exhibit A (“Default Assumptions”). For each Purchaser operating site constituting a part of the Assets at which Seller is required to conduct or modify a risk assessment, Seller may use the Default Assumptions, in its sole discretion, at any time. Seller may also request to use site-specific risk assessment assumptions (“Specific Assumptions”) applicable to Purchaser’s employees at that site. Seller may only use Specific Assumptions that have been approved in writing by the Purchaser’s Vice President, Safety, Health and Environmental Affairs or other designee. Purchaser will not unreasonably withhold, condition or delay its approval of Specific Assumptions proposed by Seller. Purchaser will not be required to approve Specific Assumptions that would require Purchaser to monitor or comply with work practices beyond those applicable to Purchaser in the absence of such assumptions, and Purchaser will not be required to approve assumptions that would unreasonably impair, limit, alter or interfere with the work-related activities or operations of Purchaser’s employees at a site constituting a part of the Assets. Purchaser will also not be required to approve risk assessment assumptions that would unreasonably impair, limit, alter or interfere with changes to, or expansions of, Purchaser’s plant operations where Purchaser authorizes such expansions or changes and has communicated its decision to Seller in advance (“Planned Changes”). Purchaser will promptly bring material Planned Changes to Seller’s attention by delivering written notice to Seller as soon as reasonably possible after Purchaser authorizes such a change or expansion of Purchaser’s plant operations or by including the same as an agenda item at any quarterly meeting of the parties or sooner if reasonably possible. Purchaser agrees that, in the designing and locating of its Planned Changes, it will cooperate with Seller to mitigate the cost of Seller’s obligations hereunder. Purchaser will allow Seller, its agents and contractors (subject to compliance with Purchaser’s risk-management policies and the provisions of Section 7.08(a)) reasonable access to the Assets to conduct any governmental authority-required monitoring, verifying and auditing of any risk assessment assumptions.

7.06(o) Technical Assumptions. In performing risk assessments, Seller will use its sole reasonable judgment in determining, and in obtaining approval from the governmental authority of, the technical assumptions for risk assessments, including, but not limited to, absorption factors and adjustment factors (“Technical Assumptions”). The Technical Assumptions will not be negotiated as Specific Assumptions, and do not need to be approved in writing or otherwise by Purchaser. Seller is responsible for the Technical Assumptions and will indemnify, defend and hold harmless Purchaser from any action resulting from these assumptions.

7.06(p) Final Risk Assessment. Seller will provide Purchaser with the final risk assessment and reports or revisions thereto when they are submitted to the governmental authority. Any review by Purchaser of a risk assessment does not constitute approval of its contents. If Purchaser has approved the assumptions utilized by Seller regarding Purchaser’s employees pursuant to Section 7.06(n) above, including either Default Assumptions or Specific Assumptions, and no additional worker assumptions have been inserted, Purchaser will allow Seller alone to contact or communicate with the governmental authority involved regarding the risk assessment, and all communications with governmental authorities by Purchaser regarding risk assessments will otherwise be governed by the provisions of Section 7.07 below.

7.07 Participation Permitted/Communication.

7.07(a) General. Except as otherwise set forth in this Section 7.07, any party to this Agreement that could incur liability under this Article VII shall have the full right, at its own expense, to consult, through counsel or otherwise, with respect to all meetings and proceedings with adverse parties or governmental authorities and with respect to all activities pertaining to that matter. Prior to initiating, or participating in, any meeting or proceeding in which decisions or discussions adverse to one party may be made, the party attending the meeting or proceeding shall consult with the other. This right of consultation shall not apply to confidential meetings or documents or in cases where the parties are disputing, arbitrating or litigating claims against each other.

7.07(b) Communication Procedures. In relation to any indemnity matter for which a party has assumed 51% or more of any responsibility, liability or obligation and is controlling, managing and directing discussions, proceedings and activities, except when legally required as described below, neither the Non-controlling Party nor its employees, consultants or agents will unilaterally communicate, either directly or indirectly, in any form whatsoever (including orally, in writing, electronically, via the internet or otherwise) with the governmental authority involved concerning such responsibility, liability or obligation, and the Non-controlling Party will not request, direct or assist others to make such a communication. If the Non-controlling Party as to an indemnification claim reasonably determines that it is now or in the future required to contact or communicate with the governmental authority or authorities involved at a plant constituting a part of the Assets concerning such responsibility, liability or obligation, the Non-controlling Party will notify the controlling party, and the parties will confer in good faith over whether the communication is legally required. If, after conferring, the parties disagree on whether the communication is legally required and/or on the substance of the communication, either party may refer the issue or issues to a mutually agreeable law firm (with such law firm to be agreed to by the Purchaser and Seller within thirty (30) days of the Extension Date) for an expedited arbitration of the issue. If the law firm rules that the communication is legally required, or if the parties agree before arbitration that the communication is legally required, then the parties will use reasonable efforts to make the communications expeditiously and in a manner that is designed not to unnecessarily increase or accelerate the controlling party’s costs. If the law firm rules that the communication is not legally required, or if the parties agree before arbitration that the communication is not legally required, then the Non-controlling Party will not communicate with the governmental authority or authorities. If the law firm makes a decision as to the substance of the communication, the parties will follow that decision in making the communication. Both parties agree that it is not either party’s intention in this Section 7.07 to limit, eliminate or control, in any way the other party’s ability to notify the governmental authority or authorities involved at a plant constituting a part of the Assets or to communicate with the authority or authorities where the

Non-controlling Party is now or in the future required by law or order or decree to make such communications or notifications. The parties acknowledge they may now or in the future be subject to disclosure requirements under applicable laws, orders or decrees. Subject to all of the foregoing, the parties will not engage in discussions with governmental authority representatives relating to each other’s responsibility, liability, obligation, operations or compliance without the other party’s prior consent.

7.08 Access and Cooperation.

7.08(a) Access to Properties. In order to assist the parties in fulfilling their respective obligations under this Article VII, each party will afford the other reasonable access to its properties constituting a part of the Assets (including, but not limited to, the right to enter upon, investigate, drill wells, take soil borings, excavate, monitor, test, cap and use available land for the testing and implementation of remedial technologies) and employees and to all relevant documents and records regarding the matter as to which a responsibility, liability or obligation is asserted; provided that such access may be conditioned or restricted as may be reasonably necessary to protect the operations of such properties, to ensure compliance with law and the safety of personnel and facilities or to protect confidential or privileged information. The parties will use all reasonable efforts to cooperate with each other to minimize costs with respect to any action that may give rise to a claim for indemnification or payment of costs by or to any party hereto.

7.08(b) Quarterly Meetings. For purposes of implementing the Purchaser’s and Seller’s obligations under this Agreement and for no other reason, Purchaser and Seller will meet quarterly or at such other intervals as the parties may mutually agree, at mutually agreeable times and places, to discuss in good faith certain items necessary for each party’s compliance with the terms and conditions of this Agreement, including without limitation the agenda items as set forth on Exhibit B and such other items as either party considers relevant to the actions contemplated by this Agreement.

7.08(c) Recycling/Reuse of Materials. To the extent permitted by law, subject to the capacity limitations of Purchaser’s facilities and equipment and if there is no material non-reimbursed actual incremental cost to the Purchaser, the parties will cooperate with one another in good faith to develop recycling and reuse strategies at properties comprising the Assets in an environmentally sound manner so as maximize the recycle/reuse of Seller’s materials from sites owned and/or operated by Seller prior to the Closing. Purchaser is not and will not become a treatment and disposal facility. Seller shall provide data to Purchaser so that Purchaser can determine whether Seller’s materials conform to Purchaser’s recycle and reuse requirements. Seller will maintain documentation of all materials furnished to Purchaser. Seller will obtain all necessary permits and licenses and all governmental authorizations, if any, required for Purchaser’s recycling or reuse of such materials. Additionally, Purchaser shall have the right to inspect Seller’s shipments of materials to Purchaser’s properties constituting a part of the Assets pursuant to the provisions of this Section 7.08(c) and shall have the right to refuse to accept non-conforming materials, such rights to inspect or refuse not to be unreasonably exercised. Non-conforming materials shall mean those materials that (i) would place the Asset in non-compliance with Environmental Law, (ii) would substantially interfere with Purchaser’s ordinary conduct of the Business, or (iii) would otherwise be unacceptable to Purchaser in its good faith, reasonable determination. Seller shall be responsible for reimbursement to Purchaser of any actual incremental costs incurred by Purchaser in implementing any reuse or recycling strategy. Seller will indemnify, defend and hold harmless Purchaser from any Purchaser loss, cost, damage or expense caused by such reuse or recycling of such materials, unless caused by Purchaser’s negligence in fulfilling its obligations under this Section 7.08(c).

7.08(d) Groundwater. Subject to the availability of capacity (it being understood that Purchaser shall have first priority with respect thereto), and provided that Seller’s activities are permitted and such use is allowed under Purchaser’s permits, licenses and other operating authorizations, are compatible with Purchaser’s wastewater treatment processes, and do not substantially increase Purchaser’s health, safety or environmental liability exposure or interfere with the operation of the Business, Purchaser will make available and allow Seller, to the extent permitted by law, to contribute groundwater to Purchaser’s wastewater treatment process at the properties constituting a part of the Assets for the purpose of Seller’s activities in discharge of its obligations and liabilities under this Article VII concerning groundwater generated at the Assets, or at any other properties previously operated by Seller as part of the Business. Purchaser will treat groundwater generated by Seller while it is addressing Pre-Closing Environmental Cleanup Liability in Purchaser’s wastewater treatment system, at no cost to Seller, up to the treatment capacity of Purchaser’s then-existing wastewater treatment systems. While treating wastewater and such groundwater, Purchaser will be responsible for the operating and maintenance cost of its then-existing wastewater treatment equipment, including any increase in the use of its then-existing wastewater treatment equipment, to the extent of its then-existing capacity. Seller shall provide Purchaser with data reasonably obtainable by Seller so that Purchaser may determine whether such water can be processed in Purchaser’s wastewater treatment facilities. Seller will indemnify, defend and hold harmless Purchaser from any Purchaser loss, cost, damage or expense caused by such treatment, unless caused by Purchaser’s negligence in fulfilling its obligations under this Section 7.08(d).

7.08(e) Additional Capacity Required. Where additional wastewater treatment capacity, equipment or processes are necessary and requested by Seller, and acceptable to Purchaser, the parties will cooperate to add and construct equipment to increase capacity or treatment or to add new processes if reasonably possible, but Seller will be responsible for the costs of the design and construction of wastewater treatment equipment needed to add additional capacity requested by Seller or as otherwise necessary. Seller will be responsible for and will reimburse Purchaser for any actual incremental costs attributable to any new treatment equipment or new treatment processes requested by Seller and needed to add additional capacity or additional treatment beyond Purchaser’s then-existing wastewater treatment infrastructure. Any such design and construction will be performed at Purchaser’s direction, but Purchaser will confer in good faith with Seller to try to mitigate Seller’s costs and accomplish Seller’s goals. Purchaser will work with Seller in good faith to try to meet the groundwater treatment needs of Seller in fulfilling its environmental indemnity obligations under this Section 7.08(e) at Purchaser’s actual incremental cost. Purchaser is under no obligation to continue to operate or modify a wastewater treatment facility that is no longer needed by Purchaser. Should any additional permits be required for such treatment, Seller will obtain such permits at its cost and expense. Purchaser and Seller will work together in good faith in the routing of water lines and in the treatment of groundwater to limit substantial interference with Purchaser’s operations.

7.08(f) Storm Water. Purchaser will retain and have responsibility for all storm water management issues at Purchaser’s plants, other than storm water generated during and from the actual construction, operation, maintenance or redress of Seller remediation projects relating to the Assets, which shall be Seller’s responsibility. However, if Purchaser has treatment capacity and its permits allow, at Seller’s option, Purchaser will treat Seller’s storm water also in accordance with the provisions of Sections 7.08(d) and 7.08(e) above. Seller will be responsible for the collection and conveyance to Purchaser’s existing treatment facilities at the Assets of any storm water that Seller wants Purchaser to treat. Seller shall provide Purchaser with data reasonably obtainable by Seller so that Purchaser may determine whether such water can be processed in Purchaser’s wastewater treatment facilities. Seller will indemnify, defend and hold harmless Purchaser from any Purchaser loss, cost, damage or expense caused by such treatment, unless caused by Purchaser’s negligence in fulfilling its obligations under this Section 7.08(f).

7.08(g) Institutional Controls. Seller agrees that, where its remedy requires institutional controls at a Purchaser facility that is part of the Assets, Seller will initially propose to the governmental authority involved and seek to convince the authority to accept only a “general industrial use” deed restriction, with no groundwater used as potable water (collectively “General Industrial Use”). Purchaser will accept General Industrial Use restrictions in its deeds on properties comprising the Assets without compensation. If the governmental authority requires a more extensive institutional control, Seller and Purchaser will work together in good faith and will each use its reasonable efforts to limit the extent and terms of any restriction on the use of Purchaser’s property as much as possible including defining the Purchaser’s process area in a manner reasonably acceptable to Purchaser. In particular, Seller will notify Purchaser prior to proposing any institutional control restrictions to any governmental authority and will act reasonably and in good faith to limit the restrictions to either a General Industrial Use limitation or to other use limitations that do not substantially interfere with Purchaser’s ordinary conduct of the Business, including any Planned Changes, and that do not impose on Purchaser an obligation to implement an auditing, monitoring or oversight program related to the effectiveness of the institutional controls. Seller will be responsible for implementing any required auditing, monitoring or oversight program related to the effectiveness of the institutional controls. For any material proposed limitations of which it is aware, Seller will timely report all such material proposed limitations on Purchaser’s ongoing operations resulting from proposed institutional controls to Purchaser’s Vice President, Safety, Health and Environmental Affairs or other designee prior to agreeing to or implementing such institutional controls. At the conclusion of such Seller and Purchaser efforts, Purchaser agrees that, with no compensation to Purchaser from Seller other than as may be required by Section 7.08(h), Purchaser will impose on its facility constituting a part of the Assets, and subject its property to, those deed restrictions, institutional controls and other controls, use limitations, restrictions and terms required by the governmental authority.

7.08(h) Compensation to Purchaser for Institutional Controls. Where the property use restriction (other than a General Industrial Use restriction for which no compensation is payable by Seller) required by any governmental authority would substantially interfere with Purchaser’s ordinary conduct of the Business, including any Planned Changes, Seller agrees to negotiate in good faith with Purchaser compensation to be paid by Seller to Purchaser for the substantial interference. If the parties cannot agree on such compensation, then either Purchaser or Seller may submit to arbitration the issues of whether the property use restriction substantially interferes with Purchaser’s ordinary conduct of the Business, including any Planned Changes, and, if so, what, if any, compensation from Seller to Purchaser is appropriate for such substantial interference with Purchaser’s operations.

7.08(i) Costs and Oversight for Institutional Controls. Seller will be responsible for the costs of any required oversight, auditing, enforcement, confirmation, or similar activity related to the effectiveness of the deed or other institutional controls imposed on Purchaser’s property. Seller will be responsible for all costs associated with the design, recording, installation, operation and maintenance of any institutional controls or other restrictions. Seller will be responsible for all record keeping relating to the foregoing.

Purchaser will cooperate with Seller and make its records related to the foregoing, if any, as well as reasonable space to store any relevant records, available to Seller.

7.08(j) Remedial Components. Purchaser agrees that, with no compensation to Purchaser, Seller may use Purchaser’s property to implement environmental remedies, as long as the remediation component (e.g., cap, cover, barrier wall or landfill) does not substantially interfere with Purchaser’s ordinary conduct of the Business, including any Planned Changes. In particular, Seller will notify Purchaser prior to proposing any remediation component on Purchaser’s property to any governmental authority and will act reasonably and in good faith to attempt to limit the remediation components to those that: (i) would not substantially interfere with Purchaser’s ordinary conduct of the Business, including any Planned Changes and (ii) do not impose on Purchaser an obligation to implement an auditing, monitoring or oversight program related to the effectiveness of the remedial components. If Purchaser and Seller cannot agree on whether a remediation component substantially interferes with the Purchaser’s ordinary conduct of the Business, including any Planned Changes, they will submit the issue to arbitration under Section 7.11 of this Agreement. If the arbitrator determines that the remedy will substantially interfere with Purchaser’s ordinary conduct of the

Business, including any Planned Changes, Seller and Purchaser will work together in good faith and will each use its reasonable efforts to try to relocate the remediation component or otherwise to limit such substantial interference with Purchaser’s ordinary conduct of the Business, including any Planned Changes. At the conclusion of such Seller and Purchaser efforts to relocate the remediation component or try to limit such substantial interference with Purchaser’s ordinary conduct of the Business, including any Planned Changes, Purchaser agrees that Seller may use Purchaser’s property in implementing its environmental remedies, Further, Purchaser thereafter will, with no compensation to Purchaser from Seller other than as may be required by Subsection 7.08(k), impose on its property constituting part of the Assets, and subject such property to, those remedial components required by the governmental authority.

7.08(k) Compensation for Remedial Components. If the parties cannot agree on appropriate compensation for a remedial component, then either party may submit to arbitration the issue of whether the property use described in Section 7.08(j) above substantially interferes with Purchaser’s ordinary conduct of the Business, including Planned Changes, and if so, what compensation, if any, from Seller to Purchaser is appropriate for such substantial interference with Purchaser’s ordinary conduct of the Business.

7.08(l) Temporary Discontinuance of Groundwater and Storm Water Treatment. Regarding Purchaser’s agreement to treat Seller’s groundwater and storm water as provided for in Section 7.08(d) and Section 7.08(f), respectively, Purchaser will provide reasonable advance notice to Seller prior to discontinuing treatment of Seller’s groundwater or storm water if Purchaser has a reasonable concern for its compliance obligations until the compliance issue is resolved to the satisfaction of any governmental authority involved. Purchaser will attempt in good faith to provide Seller with as much advance notice of such a discontinuance of treatment as reasonably possible. Seller understands, however, that advance notice may not always be possible in, for example, cases of treatment process upsets. Purchaser will not discontinue groundwater or storm water treatment unless it is reasonably necessary.

7.08(m) Disposal of Wastewater Treatment Facility. If Purchaser decides to cease operations at an Asset or reasonably decides that it will no longer operate its wastewater treatment system at an Asset, Purchaser will have no further obligation to Seller to treat groundwater or storm water at such Asset, nor to operate or maintain such wastewater treatment equipment. Whenever possible, Purchaser will attempt in good faith to provide Seller with as much advance notice of such determinations as reasonably possible. If Purchaser reasonably decides that it will no longer operate its wastewater treatment system, Purchaser will notify Seller before taking any steps to dismantle the wastewater treatment system, and, at Seller’s option, the parties may engage in good faith negotiations for Seller’s purchase of the system.

7.09 Recordkeeping. Seller will be responsible for maintaining all records, permits, authorizations and other materials relating to its activities contemplated by this Article VII, including, but not limited to, those related to risk assessments, institutional controls, and remedial components. In order to facilitate a smooth execution of Seller’s satisfaction of its indemnity obligations, and to minimize Seller’s costs in satisfying its indemnification obligations, and the overall Pre-Closing Environmental Claims and Pre-Closing Environmental Clean-Up Liability to the extent permitted by law, Seller may from time to time enter into arrangements for certain inspection, record keeping assistance and/or other services with Purchaser at Purchaser’s actual incremental cost, and Purchaser will cooperate with Seller relating to such services, but Purchaser will not be responsible for, and will not indemnify Seller from, any claims relating to the provision of those services described in this Section 7.09 by Purchaser. Nothing contained in this Section 7.09 will reduce or otherwise modify the obligations of the parties contained in Section 7.08.

7.10 Limitations on Damages; Set-Off.

7.10(a) Limitations. For purposes of this Article VII, all amounts for which any party seeks indemnification shall be computed net of (i) any actual income tax benefit resulting therefrom to the indemnified party, (ii) any insurance proceeds received (net of tax effects) with respect thereto, other than proceeds received from the insurance coverage known as the P97 Policy, being Seller’s Policy No. P970001, and (iii) any amounts recovered (net of tax effects) from any third parties based on claims the indemnified party has against such third parties which reduce the damages that would otherwise be sustained; provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of Damages. Each indemnified party agrees to use its reasonable efforts to pursue, or assign to the indemnifying party, any claims or rights it may have against any third party which would materially reduce the amount of damages otherwise incurred by such indemnified party.

7.10(b) Setoff. Seller, at its option, may set-off against any unpaid amounts determined or admitted to be due to Seller from a specified Purchaser Indemnified Party pursuant to this Article VII, any amounts due to such specified Purchaser Indemnified Party from Seller (whether pursuant to this Agreement or otherwise).

7.11 Arbitration. Notwithstanding any other dispute resolution provision to the contrary contained in Article XI of this Agreement, all disputes (other than those described in Sections 7.06(i)(6) and 7.07(b) above) concerning all matters relating to this Article VII shall be submitted to arbitration, in accordance with the following terms and conditions:

7.11(a) Arbitrator. Arbitration requires the submission of the dispute to one arbitrator to be chosen by the Purchaser and Seller, as described below.

7.11(b) Procedures. The following procedures shall apply to any arbitration conducted under this Article VII.

(1) Within ten (10) days after the service by any party of a demand for arbitration hereunder, the Purchaser and Seller will meet and confer, either in person or by telephone, in an effort to informally resolve any such disputes before proceeding with arbitration. If the parties cannot resolve such disputes informally within the ten (10) day period, the Purchaser and Seller shall then jointly select one (1)

arbitrator. Should the Purchaser and Seller fail to select one arbitrator within ten (10) days, the party initiating the arbitration shall apply to the Pittsburgh, Pennsylvania office of the American Arbitration Association (“AAA”) for appointment of one arbitrator.

(2) Within ten (10) days after the appointment of the arbitrator hereunder, the parties shall be entitled to file with the arbitrator written submissions not to exceed twenty (20) pages in length.

(3) Within ten (10) days after the filing of written submissions hereunder, the parties shall be entitled to file with the arbitrator reply submissions not to exceed ten (10) pages in length.

(4) At the arbitrator’s discretion within ten (10) days after the filing of any reply submission, the arbitrator may request oral presentations by the parties. Oral presentations shall not exceed one (1) hour in length per party. Oral presentations may be made in person or by telephone conference call, at the arbitrator’s discretion.

(5) Within ten (10) days after the filing of reply submissions or, if applicable, within ten (10) days after the conclusion of oral presentations, the arbitrator shall render his or her decision.

(6) The arbitrator’s decision shall be in writing and shall state the reasons therefor.

(7) The arbitrator’s decision shall be applicable as of the date of issuance and shall be final and binding on the parties.

(8) The arbitrator may apportion costs and expenses of the arbitration, including reasonable attorney’s fees of the parties, in any manner he or she deems just and equitable in light of the circumstances.

All arbitrations conducted pursuant to this Section 7.11 shall continue to be governed by all non-conflicting additional arbitration provisions of this Agreement, including Sections 11.09 and 11.10 of this Agreement. Regarding any matter arising out of or relating to this Article VII which is the subject of arbitration between the parties, in the event of any conflict between this Article VII and any arbitration provision contained elsewhere in this Agreement, the terms and provisions of this Article VII will control.

2. Miscellaneous. The following provisions shall apply to this Amendment:

(a) Entire Agreement, Amendments and Waivers, Modification. This Amendment contains the entire agreement and understanding of the parties with respect to the subject matter hereof. This Amendment may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party or parties to be bound thereby. The only provisions of the APA modified by this Amendment shall be those of Article VII thereof. Except as specifically set forth herein, the APA shall remain unchanged and in full force and effect according to the terms and conditions contained therein. Purchaser and Seller agree, in addition, that as between themselves, the provisions of this Amendment supersede any inconsistent provisions contained in the Mutual Release and Settlement Agreement dated as of January 1997 by and among CSX Transportation, Inc., Seller and Purchaser (the “Trilateral Settlement Agreement”), and that as between Purchaser and Seller, the provisions of the Trilateral Settlement Agreement shall be deemed amended to the extent of any inconsistencies with the provisions of this Amendment.

(b) Survival and Benefit. All representations, warranties, agreements, indemnifications and obligations of the parties shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

(c) No Third Party Benefits. This Amendment is for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and no third party is intended to or shall have any rights hereunder.

(d) Governing Law/Counterparts. This Amendment shall be governed by and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania. This Amendment may be executed in any number of counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(e) Recitals. The Recitals above are incorporated herein by reference as if fully set forth herein.

(f) Headings and Table of Contents. The headings and Table of Contents within this Amendment are for convenience only and not meant to modify and shall not affect construction or interpretation of any terms or provisions of this Amendment.

(g) Further Assurances. To effectuate the intent of this Article VII and consistent with the terms hereof, the parties agree to provide all other cooperation, assistance and consultation to each other that is reasonably requested with respect to matters covered by this Article VII.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by Seller and Purchaser effective as of the date set forth in the introductory paragraph hereof.

BEAZER EAST, INC.		KOPPERS INC.

By:	/s/ ROBERT S. MARKWELL	By:	/s/ RANDALL D. COLLINS
Name:	Robert S. Markwell	Name:	Randall D. Collins
Title:	Vice President	Title:	Vice President

EXHIBIT A

DEFAULT AND WORKER POTENTIAL EXPOSURE ASSUMPTIONS

Default Assumptions

Summary of On-Site Potential Exposure Assumption for Risk Assessments

Receptor	Medium	Parameter (units)	Value	Comment
Purchaser Worker (1)	Surface Soil (2)	Potential Exposure Frequency (days/years) (3)

		Process Area	235	5 days/week, 47 weeks/year, accounting for 2 weeks of vacation, ten holidays, and five sick days per year.

		Yard Area	235	At some Purchaser facilities portions of the yard area may be visited less frequently by Purchaser’s workers and will lead to the use of a potential exposure frequency of less than 235 days per year. Any such modification is subject to Purchaser’s prior approval.

		Inactive Area	equal to or less than trespasser	Portions of the property on which some Purchaser facilities are located have no active wood-treating or never have been used for wood-treating.

		Potential Exposure Duration (years)	25	EPA, 1989 (or as redefined in subsequent EPA guidelines).

		Potential Exposure Time (hours/day)	8	Standard work day.

		Surface Area Potential Exposed (square centimeters/day)

		Process Area	502	Approximate area of skin on wrist and face (EPA, 1997) (or as redefined in subsequent EPA guidelines).

		Yard Area, Inactive Area	2478	Approximate area of forearms, hands and face (EPA, 1997) (or as redefined in subsequent EPA guidelines). This estimate of potentially exposed skin area is for Purchaser workers at facilities in warm climates. In colder climates, a lower potentially exposed skin area (that accounts for workers wearing long sleeve shirts and jackets during cold weather) may be appropriate. Modifications will be in accordance with Subsection 7.07(n) of the Asset Purchase Agreement, as amended.

Notes:

(1)	For subsurface soils, Seller recognizes that, at times, Purchaser’s workers are involved in excavation and/or construction type activity. Therefore, Seller will incorporate a potential-exposure scenario for this worker that uses the same assumptions for duration and personal protection controls as that scenario which Seller uses to evaluate a third-party construction worker. The total potential-exposure value for these Purchaser construction workers will be determine by adding the values calculated for both the construction scenario and the “routine-worker” scenario. Remedy selection will be evaluated in the same fashion for Purchaser construction worker as for third-party construction workers, while additionally taking into consideration any incremental potential exposure.

(2)	Incidental ingestion and dermal contact with surface soil by Purchaser’s worker will be evaluated as potential exposure pathways in the HHRA. If conditions exist that lead to the generation substantial quantities of soil-derived dust, potential inhalation of such dust will also be evaluated in the HHRA.

(3)	The property on which an operating Purchaser facility resides and on which active wood treating is taking place generally will be divided into three areas: the “process area,” the “yard area” and in some operating facilities that also contain areas that are not actively used for wood-treating or that never have been used for wood-treating (“inactive areas”).

References:

EPA (1989) RAGS Value I, Part A.

EPA (1997) Exposure Factors Handbook

EXHIBIT B

MEETING AGENDA

The agenda for each quarterly meeting between the parties shall include, but not be limited to, discussion of the following:

1. Any plans for, and status of, expansion of plant operations or other plans that might entail excavation of soil, including, but not limited to, approved capital projects.

2. Any changes at the plants re: areas/duration of employee usage, including as a result of plant reconfiguration.

3. Any expectation by Seller that a Soil Management Plan may be required at a plant even though such a request has not been made by a governmental authority.

4. Any expectation by Seller that institutional controls beyond General Use Restrictions may be sought by Seller, or imposed by a governmental authority, at a plant.

5. Any plans by Purchaser for discontinuing operation of wastewater treatment plants.

6. Plant-related observations by Seller regarding indemnity obligations.

7. New Site Remediation Activities expected by Seller.

8. Reports submitted to governmental authorities.

9. Discussion of site specific risk assessment assumptions proposed.

10. Summary of project activities and discussions with governmental authorities.

11. Material recycling issues.

12. Any consent order, consent decree, settlement or permit that Seller believes Purchaser may be required to become a signatory to (of which Seller is required to notify Purchaser pursuant to Section 7.02(b)(ii)).

13. Storm water issues.

RELEASE

Koppers Inc. hereby releases Beazer East, Inc. from any claim by Koppers Inc. for, and from any obligation whatsoever to pay Koppers Inc., any additional attorneys’ fees in connection with the defense of the litigation captioned Appel et al. v. Beazer East, Inc. et. al. (Civil Action No. 98-C-2847) and the litigation captioned Duckworth et. al. v. Beazer East, Inc. et. al. (Civil Action No. 98-C-3216 through 3219) in which both Beazer East, Inc. and Koppers Industries Inc. (n/k/a “Koppers Inc.”) were party defendants.

Dated: July 15, 2004

Koppers Inc.

By:	/S/ RANDALL D. COLLINS
Name:	Randall D. Collins
Its:	Vice President

Agreed:

Beazer East, Inc.

By:	/s/ ROBERT S. MARKWELL
Name:	Robert S. Markwell
Its:	Vice President